Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THE FOLLOWING MARKING: [Redacted.]

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

This Confidential Settlement and Release Agreement (this “Agreement”) is entered into this 10th day of March 2025 (the “Effective Date”) by and between NovaBay Pharmaceuticals, Inc. (“NovaBay”) and District 2 Capital Fund LP, together with its affiliates (collectively, “District 2”), referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, District 2 owns NovaBay Series F-1 Common Stock Purchase Warrants, exercisable for 318,181 underlying shares of Common Stock, dated July 29, 2024 (the “Series F-1 Warrants”), and NovaBay Series F-3 Common Stock Purchase Warrants, exercisable for 318,181 underlying shares of Common Stock, dated July 29, 2024 (the “Series F-3 Warrants” and together with the Series F-1 Warrants, the “Warrants”),

WHEREAS, on January 17, 2025, NovaBay completed the asset sale transaction (the “Asset Sale Transaction”) with PRN Physician Recommended Nutriceuticals, LLC, and plans to liquidate and dissolve the corporation pursuant to Delaware law, subject to a vote of its stockholders (the “Dissolution”);

WHEREAS, District 2, following the completion of the Asset Sale Transaction, sought to exercise a buyout right under Section 3(d) of the Warrants (the “Buyout Right”) by providing written notice by email to NovaBay on January 30, 2025;

WHEREAS, certain disputes have arisen between the Parties with respect to the applicability of the Buyout Right to the Asset Sale Transaction, as well as the determination of the valuation of the Warrants upon such a buyout to the extent the Buyout Right applied; and

WHEREAS, the Parties desire to settle all disputes between them and release all claims against each other, without the admission of liability by either of them.

NOW, THEREFORE, for and in consideration of the covenants and promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    Incorporation of Recitals. The foregoing recitals are expressly incorporated as part of the Agreement and the Parties confirm and represent to one another that said recitals are true and correct to the best of their knowledge, information, and belief.

2.    Definitions. The following terms, as used in this Agreement, shall have the following meanings:

a.	“Trading Day” means a day on which the principal Trading Market of the Common Stock is open for trading.

b.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or any of the OTC Markets (or any successors to any of the foregoing).

c.	“Common Stock” means the common stock, par value $0.01 per share of NovaBay.

d.

“Common Stock Equivalents” means any securities of NovaBay which would entitle District 2 thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Stock.

e.

“Record Date” shall mean March 18, 2025 or such other date as determined by NovaBay to represent the stockholders of record at the close of business on such date that will be entitled to notice of and may vote at the Special Meeting or any adjournment thereof.

f.

“Special Meeting” shall mean NovaBay’s special meeting of stockholders called for the purpose of (i) approving the Dissolution pursuant to the Plan of Complete Liquidation and Dissolution of NovaBay, which, if approved, will authorize NovaBay to liquidate and dissolve in accordance with the Plan of Complete Liquidation and Dissolution, and pursuant to the discretion of the Board of Directors of NovaBay to proceed with the Dissolution of NovaBay and (ii) granting discretionary authority to NovaBay’s Board of Directors to adjourn the special meeting of stockholders from time to time to establish a quorum or, even if a quorum is present, to permit further solicitation of proxies if there are not sufficient votes cast at the time of the special meeting of stockholders to approve the Dissolution.

g.

“Encumbrance” means any lien (statutory or otherwise), encumbrance, security interest, mortgage, charge, pledge, equitable interest, option, right of first offer or refusal or similar encumbrance of any kind, whether absolute or contingent, whether relating to any property or right, or income or profits therefrom or exercise of any other attribute of ownership.

3.    Warrant Exercise. No later than three (3) business days following the execution of this Agreement, and prior to the Warrant Purchase provided in Section 4 of this Agreement, District 2 shall take the necessary action to exercise either the Series F-1 Warrant or the Series F-3 Warrant (the “Warrant Exercise”) at the current exercise price of $0.66 per share for an aggregate number of shares equal to 2.49% of outstanding Common Stock or 131,946 shares of Common Stock (the “Exercised Shares”). The Exercised Shares issued to District 2 upon payment of the exercise price to NovaBay shall be registered shares of Common Stock pursuant to the Registration Statement on Form S-1, No. 333-280423. NovaBay represents to District 2 that as of March 7, 2025, there are 5,288,420 shares of Common Stock issued and outstanding.

4.    Warrant Purchase. District 2 hereby irrevocably grants, conveys, sells, transfers, and assigns to NovaBay all right, title, and interest in and to the remaining exercisable Warrants, following the Warrant Exercise, for an aggregate of 504,416 shares of Common Stock (the remaining amount after the exercise and issuance of the Exercised Shares of 131,946 shares of Common Stock) free and clear of all Encumbrances in exchange for a one-time cash payment of US $344,924.04 (the “Warrant Purchase”). Upon the aggregate exercise price being received by NovaBay for the Exercised Shares and evidence and confirmation of the ownership by District 2 of the Exercised Shares, NovaBay will on the next business day make the one-time payment for the Warrant Purchase to District 2 via wire transfer to the account designed by District 2 that is set forth on Schedule 1 to this Agreement. District 2 shall cooperate with NovaBay to cause the Warrant Purchase to be effective, including coordination with NovaBay’s transfer agent for ownership of the Warrants to be transferred to NovaBay.

5.    Confirmation of Warrant Cancellation. Upon payment by NovaBay to District 2 of the Warrant Purchase as provided in Section 4 of this Agreement, District 2 agrees that the Warrants are irrevocably cancelled, and that District 2 has no further rights under the Warrants and that NovaBay has no further obligations to District 2 thereunder.

6.    Ownership. District 2, together with its affiliates, represents that it was the sole record and beneficial owner of the Warrants, free and clear of any Encumbrances or restriction on transfer prior to the execution of this Agreement and through the completion of the Warrant Purchase. District 2 has owned all of the Warrants since they were originally issued by NovaBay and has not and will not exercise the Warrants prior to completion of the Warrant Purchase, except for the Exercised Shares as contemplated by Section 3 of this Agreement. District 2 represents that neither it nor any of its affiliates owns any shares of Common Stock, Common Stock purchase warrants (other than the Warrants) or any other Common Stock Equivalents of NovaBay as of the date hereof. District 2 agrees that, other than the Exercised Shares to be acquired upon exercise of the Warrants, neither District 2, nor any of its affiliates, shall purchase, acquire or otherwise own, directly or indirectly, any other Common Stock, Common Stock Equivalents or other securities of NovaBay at any time after the date hereof. The execution, delivery, and performance by District 2 of this Agreement and the consummation by District 2 of the transactions contemplated hereby will not result in the creation or imposition of any Encumbrances on the Warrants or violate or conflict in any way with any contract, law, order, judgment or other restriction applicable to District 2.

7.    Leak Out. District 2 agrees that it shall remain the record and beneficial owner of all of the Exercised Shares from the date of issuance to District 2 until the day after the Record Date. Beginning on the first Trading Day after the Record Date and ending at 11:59 p.m. on the date the Special Meeting is convened, currently anticipated to be April 16, 2025 (such period, the “Restricted Period”), neither District 2, nor any affiliate of District 2, shall sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any Trading Day during the Restricted Period (any such date, a “Date of Determination”), shares of Common Stock when measured at any given point during the applicable Date of Determination, 10% of the cumulative trading volume of the Common Stock for such date (which cumulative trading volume shall include pre-market, market and post-market trading volume for such date) as reported by Bloomberg, LP (the “Leak-Out Percentage”), provided that, for purposes of clarity, the Leak-Out Percentage of the cumulative trading volume of the Common Stock on the applicable Date of Determination applies at each moment during such Date of Determination.

8.    Voting Commitment. District 2 agrees that it will (a) vote, or cause to be voted, all shares of Common Stock that it owns of record and beneficially, including the Exercised Shares (collectively, the “Owned Shares”), at the Special Meeting in favor of all proposals that are presented to stockholders by NovaBay at the Special Meeting and (b) not revoke or change all or any part of the shares voted at the Special Meeting at any time. District 2 will vote, or cause to be voted, the Owned Shares by proxy as soon as practicable after the definitive proxy statement for the Special Meeting (the “Definitive Proxy Statement”) has been filed by NovaBay with the Securities and Exchange Commission (“SEC”), which shall be not later than 10 days after the date of the filing of the Definitive Proxy Statement with the SEC. NovaBay shall provide written notice to District 2 of the filing of the Definitive Proxy Statement.

9.    Liquidated Damages. In the event that District 2 does not comply with its commitment to vote all of the Owned Shares in favor of all of the proposals presented to stockholders at the Special Meeting as provided in Section 8 of this Agreement, then District 2 shall make a one-time payment to NovaBay as liquidated damages in the amount of $150,000.00 (the “Liquidated Damages”) within two (2) Trading Days after the date of the Special Meeting (the “Liquidated Damages Payment Date”). If District 2 fails to promptly pay the Liquidated Damages in full that are due to NovaBay, and, in order to obtain such payment, NovaBay or its designee commences a suit that results in a judgment against District 2 for all or a portion of the Liquidated Damages, District 2 shall pay to NovaBay interest on the amount of the Liquidated Damages from the Liquidated Damages Payment Date until the date such payment is received by NovaBay or its successor or assignee at a rate equal to five percent (5%) over the Federal Reserve discount rate including any surcharge as of the time from which interest is due in accordance with 6 Delaware Code § 2301, plus NovaBay’s reasonable attorneys’ fees for obtaining that judgment.

The Parties acknowledge that the agreements contained in this Section 9 are an integral part of the settlement contemplated by this Agreement, that the damages resulting from the circumstances where the Liquidated Damages are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 9 reasonably provide a fair and adequate measure of the actual damages that may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements in this Section 9, NovaBay would not have entered into this Agreement.

10.    Standstill. District 2 shall not initiate any claims, either directly or indirectly, or participate in any proceedings, in any capacity, whether as a current or former holder of the Warrants or a future, current or former holder of Common Stock, against, or involving, NovaBay, for any reason whatsoever. Included in this promise, District 2 agrees not to oppose or initiate any claim or action against NovaBay relating to the Dissolution, either directly or indirectly, except that if District 2 holds any of the Exercised Shares during the Dissolution, then District 2 may exercise its right to receive a distribution in the Dissolution in an amount per share of Common Stock that NovaBay determined will also be provided to all other holders of Common Stock. Notwithstanding the foregoing, the terms of this provision shall not apply to District 2’s ability to invoke any rights or claims under the Convertible Note, dated March 22, 2024, made by NovaBay in favor of District 2 in the principal amount of $87,500 (the “Convertible Note”).

11.    Cooperation. Following the execution of this Agreement, NovaBay and District 2 shall cooperate and use all commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of the Warrant Exercise, the Warrant Purchase, the issuance and voting of the Warrant Shares, and all such other actions as a Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of, and the transactions contemplated by, this Agreement. On the date of this Agreement and again just prior to the Warrant Purchase, District 2 shall provide NovaBay with evidence of its total Warrant ownership, which shall include a screenshot and/or account statement reasonably satisfactory to NovaBay.

12.    Most Favored Nation. Following the execution of this Agreement, in the event that NovaBay purchases NovaBay Common Stock purchase warrants held by another NovaBay warrant holder at a higher price per underlying share of Common Stock than afforded to District 2 in the Warrant Purchase under this Agreement, then NovaBay shall promptly pay District 2 the difference per warrant purchased. This payment to District 2 will be limited to the number of NovaBay Common Stock purchase warrants purchased by NovaBay from the other warrant holder at the higher per underlying share of Common Stock. For the purpose of this Section 12, the price per underlying share of Common Stock afforded to District 2 in the Warrant Purchase shall be determined based upon the cash payment amount in Section 4 divided by a total of 504,416 shares of Common Stock, representing the total number of shares of Common Stock underlying the Warrants originally tendered by District 2 less the aggregate number of the Exercised Shares pursuant to Section 3.

13.    Release by NovaBay. In consideration for the promises contained herein, NovaBay, for and on behalf of itself and its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, insurers, successors and assigns, hereby releases and forever discharges District 2 and its parents, subsidiaries, affiliates, members, officers, directors, employees, agents, attorneys, insurers, successors and assigns, from any and all liabilities, causes of action, claims, demands, actions, charges, obligations, damages, costs, losses, rights and/or judgments, of any kind, nature or description whether known or unknown, suspected or unsuspected, arising from the beginning of time until the date of this Agreement (the “NovaBay Released Claims”); provided, however, that this release shall not apply to any actions or proceedings to enforce this Agreement or for breach of this Agreement. NovaBay represents and warrants that it has not sold, assigned, transferred, or otherwise conveyed to any other party any claim or potential claim against District 2.

NovaBay hereby expressly and knowingly waives and relinquishes any and all rights that it has or might have relating to the NovaBay Released Claims under California Civil Code § 1542 (and under other statutes or common law principles of similar effect) which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

NovaBay acknowledges that it may hereafter discover facts different from, or in addition to, those which it now believes to be true with respect to the NovaBay Released Claims above. NovaBay agrees that the foregoing release and waiver shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such NovaBay Released Claims. By executing this Agreement, NovaBay acknowledges the following: (a) it is represented by counsel and (b) it fully understands the provisions of California Civil Code § 1542 and (c) it fully understands the consequences of the above.

14.    Release by District 2. In consideration for the promises contained herein, District 2, for and on behalf of itself and its parents, subsidiaries, affiliates, members, officers, directors, employees, agents, attorneys, insurers, successors and assigns, hereby releases and forever discharges NovaBay and its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, insurers, successors and assigns, from any and all liabilities, causes of action, claims, demands, actions, charges, obligations, damages, costs, losses, rights and/or judgments, of any kind, nature or description, whether known or unknown, suspected or unsuspected, arising from the beginning of time until the date of this Agreement (the “District 2 Released Claims”); provided, however, that this release shall not apply to any actions or proceedings to enforce this Agreement or for breach of this Agreement. District 2 represents and warrants that it has not sold, assigned, transferred, or otherwise conveyed to any other party any claim or potential claim against NovaBay.

District 2 hereby expressly and knowingly waives and relinquishes any and all rights that it has or might have relating to the District 2 Released Claims under California Civil Code § 1542 (and under other statutes or common law principles of similar effect) which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

District 2 acknowledges that it may hereafter discover facts different from, or in addition to, those which it now believes to be true with respect to the District 2 Released Claims above. District 2 agrees that the foregoing release and waiver shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such District 2 Released Claims. By executing this Agreement, District 2 acknowledges the following: (a) it is represented by counsel; (b) it has read and fully understands the provisions of California Civil Code § 1542; and (c) it fully understands the consequences of the above. Notwithstanding the foregoing, the terms of this provision shall not apply to District 2’s ability to invoke any rights or claims under the Convertible Note.

15.    No Admission of Liability. The Parties acknowledge that this Agreement constitutes a compromise and that this Agreement and the actions taken pursuant to this Agreement do not constitute an acknowledgement or admission by either Party of (a) any wrongdoing or any liability, and each Party expressly denies any wrongdoing or any liability or (b) any interpretation of the terms of the Warrants.

16.    Confidentiality. The Parties agree to keep the facts and terms of this Agreement strictly confidential and shall not disclose them to any third-party, except (a) as may be required by an order of court or other quasi-judicial or regulatory body with the legal right and power to compel such information, (b) to a Party’s legal, tax, and/or financial advisors, who are under confidentiality obligations, (c) to any appropriate regulatory or tax authorities, and (d) as otherwise required by law, including but not limited to applicable federal securities laws as part of NovaBay’s Definitive Proxy Statement and/or its reports under the Securities Exchange Act of 1934, as amended.

17.    Responsibility for Costs and Taxes. Each Party shall bear its own respective fees and costs in connection with this settlement and Agreement, including without limitation, their respective attorneys’ fees. No Party shall be liable to the other Party for any taxes that may be deemed due and owing to any authority by reason of this Agreement. No representations regarding the tax consequences of this Agreement have been made by or to any Party by the other Party.

18.    Full Agreement. The Parties acknowledge that no promise or agreement not herein expressed has been made to them and that this Agreement contains the entire agreement between the Parties hereto. This Agreement may not be modified or amended, except by a writing signed by both Parties. This Agreement is and will be binding upon the Parties and upon, as applicable, their successors and permitted assigns. No assignment of all or any part of this Agreement or any right or obligation under this Agreement may be made by either Party without the prior written consent of the other non-assigning Party.

19.     Enforceability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid, unenforceable, or void, such declaration or determination shall not affect the remaining terms of this Agreement, which shall be fully legal, valid, and enforceable pursuant to the terms of this Agreement.

20.    No Waiver. The failure of any Party to insist upon compliance with any of the provisions of this Agreement or the waiver thereof, in any instance, shall not be construed as a general waiver or relinquishment by such Party or any other provision of this Agreement.

21.    Authority to Execute. The persons signing this Agreement specifically warrant and represent that they have full power and authority to execute this Agreement, have carefully read and understand the terms of this Agreement and are entering into it voluntarily, and further represent that they have not transferred, assigned or otherwise conveyed in any manner or form, any of the rights, obligations, or claims that are the subject matter of this Agreement. The Parties further represent and acknowledge that in executing this Agreement, they have not relied upon any representations or statements not set forth herein made by any Party or the Party’s agents, representatives, or attorneys with regard to the subject matter of this Agreement.

22.    Notices. All notices required or permitted to be given under this Agreement shall be in writing and may be delivered by hand, by nationally recognized private courier, by United States mail or by email. Notices delivered by mail shall be treated as given two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by nationally recognized private carrier or by email shall be treated as given on the date of receipt; except that a notice delivered by email shall only be effective if such notice is delivered via e-mail at the e-mail address set forth in this Section 22 prior to 5:30 p.m. Eastern Time on any date. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing as follows: (a) if to District 2 , addressed to Eric Schlanger; [Redacted.] with a copy (which shall not constitute notice) to Olshan Frome Wolosky LLP, Attention: Kenneth A. Schlesinger, Email: [Redacted.], and (b) if to NovaBay, addressed to NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608, Email: [Redacted.], Attention: Justin M. Hall with a copy (which shall not constitute notice) to Squire Patton Boggs (US) LLP, 2550 M Street, NW, Washington, DC 20037, Email: [Redacted.], Attention: Abby E. Brown, Esq.; or (c) to such other respective addresses or addressees as may be designated by notice in writing by a Party to the other in writing after the date hereof.

23.    Counterparts. This Agreement shall become effective immediately following execution by each of the Parties. This Agreement may be executed in counterparts, in which case, upon delivery, each such counterpart shall be sufficient as against the Party or Parties executing it, and all of which taken together constitute one and the same agreement. A facsimile, DocuSign, or PDF/e-mail signature of a Party to the Agreement shall have the same force and effect as an original signature.

24.    Governing Law. Section 5(e) of the Series F-1 Warrant is incorporated by reference.

IN WITNESS WHEREOF, this Agreement has been approved and executed by the Parties as of the date first above written.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin M. Hall
	Name:	Justin M. Hall
	Title:	Chief Executive Officer and General Counsel

District 2 Capital Fund LP

By:	/s/ Eric J. Schlanger
	Name:	Eric J. Schlanger
	Title:	Co-Founder

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